Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8, for the registration of 4,027,000 shares of common stock of Zix Corporation, of our report dated March 9, 2012 relating to the consolidated financial statements of Zix Corporation included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ Whitley Penn LLP

Dallas, Texas

July 26, 2012